Exhibit A
AGREEMENT
The undersigned agree that this Schedule 13D/A dated February 3, 2009 relating to the common stock of OceanFreight Inc. shall be filed on behalf of the undersigned.

/s/ Antonis Kandylidis

Antonis Kandylidis *

BASSET HOLDINGS INC.*

BY:	/s/ Ioannis Cleanthous

Name:	Ioannis Cleanthous
Title:	Sole Director

STEEL WHEEL INVESTMENTS LIMITED *

BY:	/s/ Ioannis Cleanthous

Name:	Ioannis Cleanthous
Title:	Sole Director

February 3, 2009